State of Delaware
                                                     Secretary of State
                                                Division of Corporation
                                          Delivered 04:51 PM 10/14/2010
                                              Filed 04:16 PM 10/14/2010
                                           CRV 100997056 - 4884904 FILE

                       CERFTIFICATE OF INCORPORATION
                                    OF
                         Primco Management Inc.

     (Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST:      The name of this Corporation: Primco Management Inc.

SECOND: The address of its registered office in the State of Delaware is 1811 Silverside Road, Wilmington, DE 19810 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is: 25,000,000 shares with $0.00100 par value.

FIFTHE: The name and mailing address of the incorporator is Effie Stern 20 Robert Pitt Drive, Suite 214, Monsey, New York 10952.

        I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this October 14, 2010.


                                    /s/Effie Stern
                                    Effie Stern,
                                    Incorporator